(h)(4)
AMENDMENT TO
SCHEDULE A
OF THE
ADMINISTRATIVE SERVICES AGREEMENT
Dated as of February 18, 2010
     The following is a list of Portfolios for which the Administrator shall serve under the Administrative Services Agreement dated November 27, 2006:
Quaker Strategic Growth Fund
Quaker Capital Opportunities Fund
Quaker Global Tactical Allocation Fund
Quaker Small-Cap Growth Tactical Allocation Fund
Quaker Mid-Cap Value Fund
Quaker Small-Cap Value Fund
Quaker Long-Short Tactical Allocation Fund
Quaker Large-Cap Value Tactical Allocation Fund
Quaker Event Arbitrage Fund
Quaker Akros Absolute Return Fund

QUAKER INVESTMENT TRUST

By:	/s/ Justin Brundage

Name:	Justin Brundage
Title:	Secretary
Date:	February 18, 2010